Exhibit 10.1

Execution Version

DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005	Wells Fargo Bank, National Association 14241 Dallas Parkway Suite 1300 Dallas, Texas 75254 WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, North Carolina 28202	Barclays 745 Seventh Avenue New York, NY 10019

November 11, 2019

Weatherford International plc,

Weatherford International Ltd.,

and

Weatherford International, LLC

ABL Credit Facility and LC Credit Facility

Commitment Letter

Weatherford International plc

2000 St. James Place

Houston, Texas 77056

Attention:     Christoph Bausch

Executive Vice President

and Chief Financial Officer

Ladies and Gentlemen:

You (“Parent”) and your subsidiaries, Weatherford International Ltd. (“WIL-Bermuda”) and Weatherford International, LLC (“WIL-Delaware”, and together with WIL-Bermuda, collectively, the “Borrowers”), have requested that (a) Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”), Wells Fargo Bank, National Association (“WF”), Wells Fargo Securities, LLC (“WFS” and together with WF, collectively the “WF Parties” or, individually, a “WF Party”) and Barclays Bank PLC (“Barclays” and together with DBNY and WF, collectively, the “Commitment Parties” or, individually, a “Commitment Party”) agree to arrange and syndicate (i) a senior secured LC credit facility in an aggregate amount of up to $200,000,000 but not less than $105,000,000 (the “LC Facility”) and (ii) a senior secured ABL revolving credit facility in an aggregate amount of up to $450,000,000 (the “ABL Facility” and together with the LC Facility, the “Facilities”), (b)(i) the Commitment Parties commit to provide $105,000,000 of the LC Facility (divided among the Commitment Parties as provided below), and (ii) Deutsche Bank Trust Company Americas (“DBTCA”, together with the Commitment Parties and the Joint Lead Arrangers, the “Exit Facility Parties”) serve as administrative agent for the LC Facility, and (c)(i) the Commitment Parties commit to provide the full amount of the ABL Facility, and (ii) WF serve as administrative agent for the ABL Facility. It is agreed that (a) each of DBSI,

WFS and Barclays will act as a joint lead arranger and joint bookrunner for the LC Facility (collectively in such capacities, the “LC Joint Lead Arrangers”) and (b) each of DBSI, WF and Barclays will act as a joint lead arranger and joint bookrunner for the ABL Facility (collectively in such capacities, the “ABL Joint Lead Arrangers”, together with the LC Joint Lead Arrangers, the “Joint Lead Arrangers”). The Facilities will be utilized to (a) at your election, refinance certain of your and your subsidiaries’ existing indebtedness in connection with your emergence from your Chapter 11 Cases (as defined below), (b) finance general corporate needs of you and your subsidiaries and (c) pay fees and expenses associated with the Facilities (collectively, the “Transactions”).

Furthermore, (i) DBNY is pleased to advise you of its commitment to provide (a) $50,000,000 of the LC Facility and $150,000,000 of the ABL Facility, consisting of $120,000,000 of the Revolver (as defined in the ABL Term Sheet referred to below) and $30,000,000 of the FILO (as defined in the ABL Term Sheet referred to below), (ii) WF is pleased to advise you of its commitment to provide (a) $30,000,000 of the LC Facility and (b) $200,000,000 of the ABL Facility, consisting of $200,000,000 of the Revolver and (iii) Barclays is pleased to advise you of its commitment to provide (a) $25,000,000 of the LC Facility and (b) $100,000,000 of the ABL Facility, consisting of $80,000,000 of the Revolver and $20,000,000 of the FILO. Such commitments by the Commitment Parties are several and not joint and several.

The LC Joint Lead Arrangers agree to use commercially reasonable efforts to assemble a syndicate of financial institutions (together with DBNY, WF and Barclays, the “LC Lenders”) identified by it and acceptable to you, to provide the balance of the desired commitments for the LC Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets referred to below, this “Commitment Letter”) and Exhibit A (the “LC Term Sheet”).

1.	Titles and Roles

It is agreed that (i) DBSI, WFS and Barclays will act as LC Joint Lead Arrangers, and (ii) DBTCA will act as the sole and exclusive administrative agent for the LC Facility (in such capacity, the “LC Administrative Agent”). It is further agreed that in any LC Information Materials (as defined below) and all other offering or marketing materials in respect of the LC Facility, DBSI shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement.

It is also agreed that (i) DBSI, WF and Barclays will act as ABL Joint Lead Arrangers, and (ii) WF will act as the sole and exclusive administrative agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”). It is further agreed that in any ABL Information Materials (as defined below) and all other offering or marketing materials in respect of the ABL Facility, WF shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement.

You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter, the Term Sheets and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

2

2.	Syndication

The Joint Lead Arrangers intend to syndicate the Facilities (including, in their discretion, all or part of their respective commitments hereunder) (i) in the case of the LC Facility, to LC Lenders identified by them and acceptable to you and the Issuing Banks, and (ii) in the case of the ABL Facility, to financial institutions (together with DBNY, WF and Barclays, the “ABL Lenders” and together with the LC Lenders, the “Lenders”) identified by them in consultation with you; provided, that, for the avoidance of doubt, such syndication shall not relieve any Commitment Party of its obligations set forth herein to fund the Facilities on the terms and conditions set forth in this Commitment Letter, and unless you agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Facilities on the closing date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Exit Facility Parties’ commitments hereunder are not subject to commencement or completion of syndication of the Facilities or your satisfaction of such obligations. The Joint Lead Arrangers intend to commence a coordinated syndication effort promptly upon the execution of this Commitment Letter and approval by the Bankruptcy Court (as defined below) of indemnification and expense reimbursement provisions set forth in the ABL Credit Facility and LC Credit Facility Proposal Letter, dated as of October 28, 2019, among Parent, the Borrowers and the Exit Facility Parties, and you agree actively to assist them in completing the syndication reasonably satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships, (b) direct contact between senior management and advisors of each Borrower and the proposed Lenders, upon reasonable notice and at reasonably convenient times and locations, (c) the hosting, at your expense, with the Joint Lead Arrangers of one joint meeting of prospective Lenders of the Facilities, upon reasonable notice and at a reasonably convenient time and location and (d) as set forth in the next paragraph, assistance in the preparation of customary materials to be used in connection with ABL Joint Lead Arranger’s syndication of the ABL Facility (the “ABL Information Materials”) and/or LC Joint Lead Arranger’s syndication of the LC Facility (the “LC Information Materials”) (collectively with the Term Sheets, the “Information Materials”). For the avoidance of doubt, neither you nor any of your subsidiaries will be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege (as reasonably determined by your counsel), law, rule or regulation, or any obligation of confidentiality binding on you, your subsidiaries and affiliates and owing to a third party that was not entered into in contemplation of this provision (provided that you shall notify us if any such information is being withheld). You hereby authorize the Joint Lead Arrangers to download copies of your trademark logos from your website and post copies thereof and any Information Materials to the Joint Lead Arrangers’ deal sites on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Joint Lead Arrangers to be the electronic transmission system (an “Electronic Platform”) established by the Joint Lead Arrangers to syndicate the Facilities, and to use your trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that they may place after the closing of the Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing their services to the Borrowers hereunder. You also understand and acknowledge that the Joint Lead Arrangers may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities.

3

You will, at the request of the Joint Lead Arrangers, assist the Joint Lead Arrangers in preparing the Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. If requested, you also will assist them in preparing an additional version of each of the ABL Information Materials and LC Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (the “Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrowers, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Borrowers’ or their affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to the Joint Lead Arrangers (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (the “Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (x) no MNPI is contained therein or (y) neither the Borrowers, nor any of their controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrowers, or any of their controlling or controlled entities becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time.

The Borrowers agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless any Borrower advises the Joint Lead Arrangers in writing (including by email) within a reasonable time prior to their respective intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets summarizing the Facilities’ terms and notification of changes thereto and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise the Joint Lead Arrangers that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with, and prior written approval by, you.

The Borrowers hereby authorize the Joint Lead Arrangers to distribute draft and execution versions of definitive documentation relating, including the Term Sheets and customary administrative questionnaires, to the Facilities to Private-Siders and Public-Siders.

As the Joint Lead Arrangers, DBSI, WF, WFS and Barclays will manage, in consultation with you, all aspects of the syndication of the applicable Facilities, including decisions as to (i) the selection of institutions to be approached and when they will be approached, (ii) when their commitments will be accepted, (iii) which institutions will participate, (iv) the allocations of the commitments among the applicable Lenders and (v) the amount and distribution of fees among the applicable Lenders; provided that your consent (not to be unreasonably withheld or delayed) with respect to matters described in (A) clauses (i), (iii) and (v) above will be required with respect to the LC Facility (and the Issuing Bank’s consent for clause (iii) will also be required, such consent not to be unreasonably withheld or delayed). In acting as the Joint Lead Arrangers, except as expressly set forth herein, DBSI, WF, WFS and Barclays will have no responsibility other than to arrange the syndication as set forth herein and are acting solely in the capacity of arm’s length contractual counterparties to Parent and the Borrowers with respect to the arrangement of the applicable Facilities (including in connection with determining the terms thereof) and not as a financial advisor or a fiduciary to, or an agent of, Parent or the Borrowers or any other person.

4

3.	Information

To assist the Joint Lead Arrangers in their respective syndication efforts, you agree promptly to prepare and provide to the Joint Lead Arrangers all information with respect to Parent and the Borrowers and the transactions contemplated hereby, including all financial information and projections (such projections, the “Projections”), as each may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information, other than the Projections and information of a general economic or industry specific nature, that has been or will be made available to the Joint Lead Arrangers by you or any of your representatives (the “Information”), when taken as a whole, is or will be, when furnished (or, if dated as of a specific date, or if otherwise specified therein to be correct only as of a specific date, as of such date), complete and correct in all material respects and does not or will not, when so furnished (or, if dated as of a specific date, or if otherwise specified therein to be correct only as of a specific date, as of such date), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Joint Lead Arrangers by you or any of your subsidiaries or any of your or their representatives in connection with the Transactions have been or will be prepared and furnished in good faith based upon assumptions you deem reasonable when prepared and furnished, it being understood that the Projections are subject to uncertainties and contingencies, many of which are beyond your control, are not to be viewed as facts and that actual results may differ from the projected results, and such differences may be material and such Projections should not be regarded as a representation by you that the projected results will be achieved and that no assurance can be given that any such Projections will be realized. If, at any time prior to the date on which each of the Facilities becomes effective in accordance with the terms thereof, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph will be accurate and complete in all material respects under those circumstances (it being understood that the filing of any current or periodic reports with the U.S. Securities and Exchange Commission that contain such updated Information shall satisfy such obligation to supplement the Information). You understand that in arranging and syndicating the Facilities the Joint Lead Arrangers may use and rely on the Information and Projections without independent verification thereof.

4.	Fees

As consideration for (i) DBNY’s commitment hereunder and the agreement of DBSI to perform the services described herein, you agree, jointly and severally, to pay the nonrefundable fees set forth in the LC Term Sheet, in the fee letter dated the date hereof and delivered herewith (the “DB Fee Letter”) and DBTCA to perform the services described herein, you agree, jointly and severally, to pay the nonrefundable fees in the fee letter dated the date hereof and delivered herewith (the “DBTCA Fee Letter”) and in the Joint Fee Letter referred to below, (ii) WF’s commitment hereunder and the agreement of the WF Parties to perform the services described herein, you agree, jointly and severally, to pay to the applicable WF Party the nonrefundable fees set forth in Exhibit B (the “ABL Term Sheet”, and together with the LC Term Sheet, the “Term Sheets”), in the WF Parties fee letter dated the date hereof and delivered herewith (the “WF Fee Letter”) and in the Joint Fee Letter, and (iii) Barclays’ commitment hereunder and its agreement to perform the services described herein, you agree, jointly and severally, to pay to Barclays the nonrefundable fees set forth in the fee letter dated the date hereof and delivered herewith (the “Barclays Fee Letter”) and in the fee letter dated the date hereof among you, DBSI, DBTCA, WF, WFS and Barclays (the “Joint Fee Letter”, and together with the DB Fee Letter, the DBTCA Fee Letter, the WF Fee Letter and the Barclays Fee Letter, the “Fee Letters”).

5

You agree that, once paid, the fees or any part thereof payable hereunder or under any Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and the parties thereto. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority (other than taxes imposed on or measured by net income and taxes resulting from any failure of a financial institution to timely provide any tax forms, certificates or other documents prescribed by law that are reasonably necessary to claim an exemption from or reduction in such taxes), or will be grossed up by you for such amounts.

5.	Conditions

The commitments hereunder and the agreements to perform the services described herein of each party hereto are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property or financial condition of Parent and its subsidiaries, taken as a whole, since July 3, 2019, (b) receipt of a final appraisal and field exam in respect of certain borrowing base collateral, in each case reasonably satisfactory to each of the Joint Lead Arrangers, (c) its reasonable satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Parent or any Borrower or any affiliate thereof (other than the exit facility notes to be issued pursuant to the Plan (as defined below) and any bilateral letter of credit or similar facilities deemed reasonably necessary by you), (d) the occurrence of the effective date under the plan of reorganization of Parent and the Borrowers in their chapter 11 cases (the “Chapter 11 Cases”) confirmed by the United States Bankruptcy Court for the Southern District of Texas (such court, the “Bankruptcy Court” and such plan of reorganization, the “Plan”), (e) the Joint Lead Arrangers shall have been afforded a period of time beginning on the date hereof and ending on November 25, 2019 (such period of time, the “Marketing Period”) in which to syndicate the Facilities, (f) consummation of the scheme of arrangement of Parent as approved by the Irish court, (g) consummation of the scheme of arrangement of WIL-Bermuda as approved by the Bermuda court, (h) the negotiation, execution and delivery on or before December 31, 2019 of definitive documentation relating to the Facilities reasonably satisfactory to the Joint Lead Arrangers, you and each of their and your respective counsels (collectively, the “Loan Documents”) and (i) the other conditions to closing set forth or referred to in the applicable Term Sheets. The terms of the Facilities are not limited to those set forth herein and in the applicable Term Sheets, and those matters that are not covered by the provisions hereof and of the applicable Term Sheets are subject to the approval and agreement of the applicable Joint Lead Arrangers and the Borrowers; provided, that notwithstanding the foregoing, the only conditions to the commitments hereunder and the agreements to perform the services described herein are those described above in this paragraph.

6

6.	Indemnity; Costs and Expenses

You agree, jointly and severally, (a) to indemnify and hold harmless the Exit Facility Parties and their respective branches and/or affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheets, the Fee Letters, the Facilities, the use of the proceeds thereof, the syndication thereof or any actual or potential claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out of pocket legal expenses (including, to the extent necessary, one local counsel in each applicable jurisdiction, and in the event of any actual or perceived conflict of interest among the indemnified persons, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction) for each group of indemnified persons similarly situated that is subject to such conflict) or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to the extent they (i) arise or result from (A) the willful misconduct or gross negligence of such indemnified person or (B) a breach of the funding obligations of such indemnified person or any of such indemnified person’s affiliates under this Commitment Letter, or (ii) have not resulted from an act or omission by you or any of your affiliates and have been brought by an indemnified person against any other indemnified person (other than any claims against the Exit Facility Parties in their respective capacities or in fulfilling their respective roles as an arranger or agent or any similar role thereunder), and (b) to reimburse the Exit Facility Parties and their respective affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable and documented fees, charges and disbursements of counsel including those of Simpson Thacher & Bartlett LLP, counsel to DB, and Goldberg Kohn Ltd., counsel to WF in connection with the ABL Facility, and, to the extent necessary, one local counsel in each applicable jurisdiction for all Exit Facility Parties taken as a whole, and one additional local counsel in the event of any actual or perceived conflict of interest among the indemnified persons (and, if necessary, one local counsel in each relevant jurisdiction) for each group of indemnified persons similarly situated that is subject to such conflict, in each case) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letters and the definitive documentation relating to the Facilities) or the administration, amendment, modification or waiver thereof.

No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet, except to the extent such damages have resulted from (in each case as finally determined by a court of competent jurisdiction in a final and non-appealable judgment) the willful misconduct or gross negligence of such indemnified person (or its affiliates). No indemnified person, you or any of your affiliates or the respective directors, officers, employees, advisors, agents and representatives of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities or in connection with its activities related to the Facilities, including without limitation, the syndication thereof; provided, that the foregoing shall not limit your indemnification or reimbursement obligations set forth herein to the extent any such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable indemnified person is entitled to indemnification pursuant to this Commitment Letter, and you agree, to the extent permitted by applicable law, to not assert any claims against any indemnified person with respect to the foregoing.

7

The expense reimbursements and indemnification provisions of this Commitment Letter shall constitute administrative expenses under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code in the Chapter 11 Cases of Parent and the Borrowers without the need to file any motion (other than any motion as may be necessary to obtain the approvals of this Commitment Letter and the Fee Letters), application or proof of claim and notwithstanding any administrative claims bar date, and upon approval of this Commitment Letter by the Bankruptcy Court shall be immediately payable in accordance with the terms hereof without further notice or order of the Bankruptcy Court.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Exit Facility Parties and the other indemnified persons.

7.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Exit Facility Parties may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Exit Facility Parties hereunder. The Exit Facility Parties shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Exit Facility Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Exit Facility Parties will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by such Exit Facility Party, of services for other companies, and such Exit Facility Party will not furnish any such information to other companies. You also acknowledge that no Exit Facility Party has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You agree that the Exit Facility Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Exit Facility Party, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between each Exit Facility Party and, if applicable, its respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Exit Facility Party and, if applicable, each of its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, each Exit Facility Party and, if applicable, its respective affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether such Exit Facility Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and no Exit Facility Party shall have any responsibility or liability to you with respect thereto, and (iii) no Exit Facility Party is advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by an Exit Facility Party or any of its respective affiliates of Parent, the Borrowers, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Exit Facility Party and shall not be on behalf of Parent or any Borrower. Parent and the Borrowers agree that they will not claim that any Exit Facility Party has rendered any advisory services or assert any claim against any Exit Facility Party based on an alleged breach of fiduciary duty by such Exit Facility Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of such Exit Facility Party or any of its respective affiliates acting as a financial advisor to Parent or such Borrower or any of their respective affiliates, on the one hand, and the engagement of such Exit Facility Party hereunder and the transactions contemplated hereby, on the other hand.

8

You further acknowledge that the Exit Facility Parties are full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any of the Exit Facility Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Exit Facility Parties or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to your officers, directors, employees, agents, attorneys, accountants and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking or (b) to the extent reasonably advisable (and, in the case of the Fee Letters, Schedule II to the LC Term Sheet and Annex A-1 to the ABL Term Sheet, under seal if authorized by the Bankruptcy Court or in redacted form reasonably satisfactory to the Exit Facility Parties) to the bankruptcy court in connection with the Chapter 11 Cases, including by causing this Commitment Letter and its exhibits (but not the Fee Letters, Schedule II to the LC Term Sheet or Annex A-1 to the ABL Term Sheet) to be publicly filed on the docket maintained in the Chapter 11 Cases, or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree, to the extent reasonably practicable and permitted by law, to inform us promptly thereof), or (d) to the legal and financial advisors for the existing ad hoc committee of holders of existing senior notes of Parent or any Borrower on a confidential basis, or (e) in connection with any remedy or enforcement of any right under this Commitment Letter or the Fee Letters, or (f) publicly file this Commitment Letter (but not the Fee Letters) in order to comply with any public disclosure requirements under the applicable rules of the Securities Exchange Commission, provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letters, Schedule II to the LC Term Sheet and Annex A-1 to the ABL Term Sheet and their respective terms and substance) on the date that is two years after this Commitment Letter has been accepted by you.

9

Each Exit Facility Party shall use all confidential information received by it in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of providing the services contemplated hereby and entering into the Transactions and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letters all such information; provided that nothing herein shall prevent such Exit Facility Party from disclosing any such information (a) to any Exit Facility Party’s affiliates and its and its affiliates’ officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (the “Representatives”) who need to know such information in connection with the Facilities and the transactions contemplated hereby and are informed of the confidential nature of such information, (b) pursuant to the order of any court or administrative agency, in any legal proceeding or other compulsory process, or otherwise as required by applicable law or regulation or as requested by a governmental authority or self-regulatory body (in which case such Exit Facility Party, to the extent permissible and practicable and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (c) to the extent that any such information becomes publicly available other than by reason of disclosure by the Exit Facility Parties or their respective affiliates or Representatives in breach of this Commitment Letter, (d) for purposes of establishing a “due diligence” defense, (e) to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, (f) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes, (g) in connection with any enforcement proceedings in connection with to terms hereof, (h) following your consent to begin the syndication process, to prospective lenders or participants, both on the public and private side and (i) to rating agencies in connection with the rating of you or your affiliates, or the Facilities, in connection with the Transactions. If the closing date of the Facilities occurs, the Exit Facility Party’s obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Facilities. Otherwise, the provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

9.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Exit Facility Parties or by any of the Exit Facility Parties without the prior written consent of you and the Borrowers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, provided that Barclays may assign its rights and obligations under this Commitment Letter, including its commitments hereunder, to Barclays Bank Ireland PLC without the consent of any other party so long as at the time of any such assignment, Barclays Bank Ireland PLC shall be a U.S. Qualifying Lender (as defined in the ABL Term Sheet). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, the Borrowers and the Exit Facility Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Term Sheets and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

10

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York, and to the extent applicable, the Bankruptcy Code. Each party hereto consents to the exclusive jurisdiction and venue of the Bankruptcy Court or any other Federal court having jurisdiction over the Chapter 11 Cases, and, to the extent that the Bankruptcy Court or Federal court do not have jurisdiction, any state or Federal court sitting in the Borough of Manhattan in the City of New York, in each case over any suit, action or proceeding arising out of or relating to the transactions contemplated by this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Bankruptcy Court or federal or state courts located in the City of New York, Borough of Manhattan.

The Exit Facility Parties hereby notify Parent and the Borrowers that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), they and their respective affiliates are required to obtain, verify and record information that identifies Parent and each Borrower and its respective subsidiary guarantors, which information includes the name, address, tax identification number and other information regarding Parent, such Borrower and their respective subsidiary guarantors that will allow the Exit Facility Parties to identify Parent, such Borrower and their respective subsidiary guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of the Exit Facility Parties and each of their respective affiliates.

This paragraph, the compensation, reimbursement, indemnification, confidentiality, jurisdiction, venue and waiver of jury trial provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive documentation relating to the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our respective commitments hereunder.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on November 11, 2019; provided that this Commitment Letter and the Fee Letters shall be of no force and effect unless the Bankruptcy Court shall have approved the payment of all fees, payments, expenses, indemnities and other obligations set forth in this Commitment Letter and in the Fee Letters. Our respective commitments and agreements herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence. Thereafter, this Commitment Letter shall terminate on the Expiration Date.

11

For purposes of this Commitment Letter, “Expiration Date” means the earliest to occur of: (i) November 15, 2019 (or such later date as may be agreed in writing by the Joint Lead Arrangers (in their sole discretion)), if and to the extent the Bankruptcy Court has not entered an order, in form and substance reasonably satisfactory the Joint Lead Arrangers (which order is final, is in full force and effect, is unstayed and has not been amended, supplemented or otherwise modified without the consent of the Joint Lead Arrangers) approving this Commitment Letter, the Fee Letters and the transactions contemplated hereby and thereby (including the fees, payments, expenses and indemnities and other obligations set forth in this Commitment Letter and the Fee Letters); (ii) on any date after which an order described in the immediately preceding clause (i) has been entered but ceases to be in full force and effect, is stayed, is vacated, or is amended or modified without the consent of the Joint Lead Arrangers; (iii) upon receipt by the Joint Lead Arrangers and Commitment Parties of notice of termination, with or without cause, from Parent or any Borrower, (iv) the completion of the Chapter 11 Cases without the closing of the Facilities; (v) the dismissal or conversion of the Chapter 11 Cases to proceedings under Chapter 7 of the Bankruptcy Code; and (vi) December 31, 2019, unless the closing of the Facilities, on the terms and subject to the conditions contained herein, has been consummated on or before such date.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

12

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

By:	/s/ Stephen P. Cunningham
Name: Stephen P. Cunningham
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Philip Saliba
Name: Philip Saliba
Title: Director

By:	/s/ Stephen P. Cunningham
Name: Stephen P. Cunningham
Title: Managing Director

Deutsche Bank Trust Company Americas

By:	/s/ Chris Niesz
Name:
Title: Vice President

By:	/s/ Luke Russell
Name: Luke Russell
Title: Assistant Vice President

[Signature Page to Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	Michael Janak
Name: Michael Janak
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Heath Israel
Name: Heath Israel
Title: Authorized Signatory

WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin J. Scotto
Name: Kevin J. Scotto
Title: Managing Director

[Signature Page to Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ Joseph Jordan
Name: Joseph Jordan
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first written above by:

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Mark M. Rothleitner
Name: Mark M. Rothleitner
Title: Vice President and Treasurer

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Mohammed Dadhiwala
Name: Mohammed Dadhiwala
Title: Vice President

WEATHERFORD INTERNATIONAL, LLC

By:	/s/ Mark M. Rothleitner
Name: Mark M. Rothleitner
Title: Vice President and Treasurer

[Signature Page to Commitment Letter]

Exhibit A

This Term Sheet is part of the exit financing commitment letter dated November 11, 2019 (the “Commitment Letter”), addressed to Weatherford International plc, Weatherford International Ltd. and Weatherford International, LLC from Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Deutsche Bank Trust Company Americas, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Barclays Bank PLC and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Schedules shall have the meanings set forth in the Commitment Letter or Exhibit B thereto (the “ABL Term Sheet”) unless otherwise defined herein.

LETTER OF CREDIT FACILITY

LC SUMMARY OF TERMS AND CONDITIONS

November 11, 2019

I. Parties

Borrowers:	Weatherford International Ltd., a Bermuda exempted company (“WIL-Bermuda”), and Weatherford International LLC, a Delaware limited liability company (collectively, the “Borrowers”).

Issuing Banks:	Each of Deutsche Bank AG New York Branch (“DBNY” and, at its option, Deutsche Bank AG or its domestic or foreign branches or other affiliates), Wells Fargo Bank, National Association (“Wells Fargo”), Barclays Bank PLC (“Barclays”) and any additional issuing banks that agree to issue Letters of Credit (as defined below), in each case up to a respective amount to be agreed (each in such capacity, an “Issuing Bank” and, collectively, the “Issuing Banks”).

Administrative Agent:	Deutsche Bank Trust Company Americas (“DBTCA”, in such capacity, the “Administrative Agent”).

Joint Lead Arrangers:	Deutsche Bank Securities Inc. (“DBSI” and together with DBNY and DBTCA, “DB”), Wells Fargo Securities, LLC (“Wells Fargo Securities”) and Barclays (together with DB and Wells Fargo Securities, the “Joint Lead Arrangers”).

Lenders:	A syndicate of lenders (whether one or more, collectively, the “Lenders”) to be arranged by, and acceptable to, Borrowers and the Joint Lead Arrangers.

Unless and until an event of default has occurred and is continuing, all Lenders shall be U.S. Qualifying Lenders. A “U.S. Qualifying Lender” means a person or entity that is entitled to receive, as of the Closing Date or upon becoming a party to the Credit Documentation (as defined below), payments of interest without the imposition of U.S. federal withholding tax (by statute or treaty) on payments of interest treated as being from sources within the United States for U.S. federal income tax purposes.

Unless and until an event of default has occurred and is continuing, there shall there be no more than ten Lenders and participants that enter into a sub-participation that are not Swiss Qualifying Lenders (as defined below).

A “Swiss Qualifying Lender” means a person or entity that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss guidelines.

Required Lenders:	Lenders holding more than 50% of the Credit Exposure and unused aggregate Commitment Amount (as defined below) under the Facility (as defined below) (the “Required Lenders”). “Credit Exposure” means, at any time, the aggregate maximum amount of all outstanding Letters of Credit plus all unreimbursed amounts for drawings under Letters of Credit.

Secured Parties:	The Lenders, the Issuing Banks and the Administrative Agent (collectively, the “Secured Parties”).

II. Letter of Credit Facility

Facility Type and Amount:	A 4.5 -year committed facility (the “Facility”) for the issuance of bid, performance and other non-financial letters of credit (“Letters of Credit”) by the Issuing Banks for the account of the Parent, the Borrowers and their restricted subsidiaries as applicants in the aggregate amount outstanding at any time of up to US$200,000,000 or such lesser amount the Borrowers may elect (the “Commitment Amount”) or the U.S. Dollar (as defined below) equivalent thereof[1], provided that the applicable Borrower shall remain a primary obligor in respect of any issuance of a Letter of Credit for the benefit of a restricted subsidiary and the Parent. Availability under the Facility to be reduced by all unreimbursed amounts for drawings under Letters of Credit. At the applicable Issuing Bank’s discretion, Letters of Credit may be issued subject to either the Uniform Customs and Practice for Documentary Credits, Publication no. 600 (“UCP 600”); International Standby Practices 1998 (“ISP 98”); or the Uniform Rules for Demand Guarantees (“URDG 758”) or any successor thereof but in no event shall Barclays be required to issue commercial letters of credit.

1 U.S. Dollar equivalent shall be calculated on the 15th day of each month (or the following business day, if such day is not a business day).

Availability:	The Facility shall be available for the issuance of Letters of Credit during the period commencing on the Closing Date (as defined below) and ending on the 4.5 year anniversary of the Closing Date (the “Termination Date”), unless terminated earlier in accordance with its terms (e.g., upon acceleration or any voluntary or mandatory Commitment Amount reduction).

Letters of Credit:	Each Letter of Credit shall be issued in a form reasonably acceptable to the applicable Issuing Bank. Certain existing letters of credit previously issued by any Issuing Bank shall be deemed to be Letters of Credit issued under the Facility. No Letter of Credit shall have an expiration date later than the date that is five (5) business days prior to the Termination Date; provided that any Borrower may request, and any issuing bank may agree to issue, a Letter of Credit with an expiration date that is after the date that is five (5) business days prior to the Termination Date (including as a result of an automatic renewal of such Letter of Credit for any additional period that would end after the date that is five (5) business days prior to the Termination Date) (each, an “Extended Expiration Letter of Credit”). Any Extended Expiration Letter of Credit outstanding on or after the date that is five (5) business days prior to the Termination Date shall be cash collateralized in an amount equal to 103% of the face amount of such Letter of Credit denominated in U.S. Dollars (as defined below) and 105% of the face amount of such Letter of Credit denominated in Alternate Currencies. Such cash collateralization shall be on terms reasonably acceptable to the applicable Issuing Bank.

Each drawing under any Letter of Credit shall be reimbursed by the applicable Borrower on the business day immediately following the day on which the Borrowers are notified of such drawing. In each case, interest shall be payable on the amount drawn for the period from and including the date the applicable Issuing Bank pays the drawing to but excluding the date of reimbursement. To the extent that the Borrowers do not so reimburse an Issuing Bank, the Lenders shall be irrevocably and unconditionally obligated to fund participations to reimburse such Issuing Bank on a pro rata basis. Amounts paid or reimbursed (whether by the Borrowers or the Lenders) must be paid or reimbursed in U.S. Dollars at the U.S. Dollar exchange rate as determined by the Issuing Bank.

Currencies:	Letters of Credit may be denominated in U.S. dollars (“U.S. Dollars”), British pound sterling, Euro dollars, Swiss francs, Japanese yen or in one or more alternate currencies acceptable to the Administrative Agent and applicable Issuing Bank (each currency other than U.S. Dollars, an “Alternate Currency”).

Purpose:	The Letters of Credit shall solely be bid, performance and other non-financial letters of credit in the ordinary course of business of the Borrowers and its subsidiaries.

Termination and Reduction of Commitment Amount:	The unused portion of the Commitment Amount may be irrevocably reduced by the Borrowers from time to time in amounts not less than US$5,000,000 (or, if less, the balance thereof) or terminated at any time by the Borrowers, in each case upon at least three (3) business days written notice to the Administrative Agent, in each case, without premium or penalty. The Commitment Amount shall be permanently reduced to zero on the Termination Date if not sooner reduced to zero.

Mandatory Prepayments/ Cash Collateralization:	If at any time the Credit Exposure exceeds the Commitment Amount, then the Borrowers shall, within two (2) business days after notice thereof from the Administrative Agent, cash collateralize any outstanding Letters of Credit in accordance with the Credit Documentation in an amount sufficient to eliminate such excess.

If, by reason of fluctuations in exchange rates, the U.S. Dollar equivalent of the Credit Exposure exceeds 105% of the Commitment Amount on the 15th day of any calendar month (or the following business day, if such day is not a business day), then the Borrowers shall, within two (2) business days after notice thereof from the Administrative Agent, cash collateralize any outstanding Letters of Credit in an amount sufficient to eliminate such excess.

A Letter of Credit shall be considered outstanding for purposes of the Facility if it has not yet been cancelled or if prior to cancellation a drawing was made that has not yet been honored or refused. If a Letter of Credit by its terms provides for any automatic increase in the amount available to be drawn thereunder, then for purposes of the Facility the outstanding amount of such Letter of Credit shall be deemed to include the amount of such increase even if it has not yet taken effect (and, accordingly, the amount of such increase shall be taken into account in computing the Credit Exposure, the unused Commitment Amount and fees).

III. Fees and Interest Rates	As set forth on Schedule II attached hereto.

IV. Collateral	(i) Pledge, collateral assignment and first priority perfected security interest to the Administrative Agent for the benefit of the Secured Parties in substantially all of the assets of the Loan Parties (as defined below) other than the Revolver Facility Priority Collateral (as defined in the ABL Term Sheet) and including material real property (with mortgages on such real property to be granted and perfected within a post-closing period to be agreed) (the “LC Priority Collateral”) and (ii) pledge, collateral assignment and second priority perfected security interest in the Revolver Facility Priority Collateral (together with the LC Priority Collateral, the “Collateral”) which shall secure the facility contemplated by the ABL Term Sheet (the “ABL Facility”) on a first priority basis.

It is acknowledged that (A) the foregoing shall be subject to permitted liens, customary exceptions and other exceptions that are consistent with the exceptions provided in the Prepetition Term Loan Agreement (as defined in the Plan of Reorganization) and related collateral agreements, and (B) with respect to certain LC Priority Collateral, subject to the intercreditor agreement, Wells Fargo shall have a license allowing the use of intellectual property and customary access rights as may be reasonably necessary or desirable for the liquidation of the Revolver Facility Priority Collateral, in addition to the benefit of other customary intercreditor provisions relating to access and use of LC Priority Collateral. It is acknowledged and agreed that the Lenders shall be permitted to have a second priority perfected security interest in the Revolver Facility Priority Collateral, and the intercreditor agreement shall provide for each applicable group of first priority agent and lenders to waive any subrogation rights in respect of collateral in which they hold the second priority position until such time as the priority obligations with respect thereto have been paid in full.

Notwithstanding the foregoing, (a) with respect to the assets of any L/C foreign Loan Party, such assets shall be excluded from the Collateral to the extent that the pledge thereof is not permitted by applicable local law, and (b) the Loan Parties that do not own any assets included in the borrowing base under the ABL Facility shall not be required to enter into collateral documents governed by the laws of any jurisdiction other than their own jurisdictions of organization, provided that (i) Loan Parties shall enter into equity pledges governed by the laws of the jurisdictions of their directly owned subsidiaries to the extent that such equity pledges were provided in connection with the Prepetition Term Loan Agreement (as defined in the Plan of Reorganization) or the DIP Credit Agreement (as defined in the Plan of Reorganization), (ii) to the extent the ABL Facility (whether as a result of a triggering event or otherwise) requires the Borrowers or their affiliates to provide additional collateral, or to take additional grant or perfection steps in foreign jurisdictions, in order to secure the ABL Facility, such collateral shall be provided to the Administrative Agent for the benefit of the Secured Parties, or such additional grant or perfection steps shall be taken in foreign jurisdictions in respect of the Facility, in each case in accordance with the collateral priorities set forth above and (iii) Loan Parties shall enter into deposit account control agreements and securities account control agreements (subject to exceptions and thresholds to be agreed) governed by the laws of the jurisdictions where such accounts are located and to the extent such accounts are located, solely to the extent such accounts are (A) located in jurisdictions for which control agreements were provided in connection with the Prepetition Term Loan Agreement or the DIP Credit Agreement or (B) subject to a deposit account control agreement or securities account control agreement in connection with the ABL Facility.

The liens on the Collateral shall be subject to a reasonably satisfactory intercreditor agreement with the administrative agent under the ABL Credit Agreement (as defined below) (the “Intercreditor Agreement”).

V. Guaranties	(a) Weatherford International plc, a public limited company organized under the laws of Ireland (“Parent”), and (b) subsidiaries of Parent that are Guarantors under the ABL Term Sheet, which for avoidance of doubt shall include all Guarantors of the prepetition Term Loan Agreement and DIP Agreement (but excluding Weatherford Investments Holding B.V.), shall irrevocably and unconditionally guaranty payment and performance when due of all the Borrowers’ obligations under the Facility (such subsidiaries, together with Parent, the “Guarantors” and together with the Borrowers, the “Loan Parties”).

The Credit Documentation will include customary ECP provisions, including carve-outs and keepwell.

VI. Conditions

Conditions to Closing:	The availability of the Facility shall be conditioned upon satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”):

(a) execution and delivery of definitive financing documentation reasonably satisfactory to DB with respect to the Facility including, without limitation, the Intercreditor Agreement (collectively, the “Credit Documentation”) by all parties thereto, including Lenders taking at least US$150,000,000 of the Commitment Amount or such lesser amount as may be agreed to by the Required Consenting Noteholders (as such term is defined in the Plan of Reorganization); provided, that collateral documents for foreign Loan Parties (other than Canadian Loan Parties) and in respect of real property mortgages shall be subject to post-closing periods to be agreed and the receipt thereof shall not constitute conditions precedent to the availability of the Facility;

(b) payment of all fees required to be paid on or before the Closing Date in accordance with the fee letters dated as of November 11, 2019 referred to in the Commitment Letter to which this summary of terms and conditions is attached and receipt by DB of payment or reimbursement for all reasonable out-of-pocket costs and expenses for which invoices have been presented at least one business day prior to the Closing Date;

(c) direct receipt by the Administrative Agent of (i) audited consolidated financial statements of Parent and its consolidated subsidiaries for the two most recent fiscal years ended December 31, 2017 and December 31, 2018, and (ii) reasonably satisfactory unaudited interim consolidated financial statements of Parent and its consolidated subsidiaries for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and at least 45 days prior to the Closing Date;

(d) receipt by the Administrative Agent of customary opinions of counsel to the Loan Parties (including as to U.S. law, New York law and the law of the jurisdiction of organization of each Loan Party) in form and substance reasonably satisfactory to the Administrative Agent; provided, that opinions in respect of collateral matters for foreign Loan Parties (other than Canadian Loan Parties) and in respect of real property mortgages shall be subject to post-closing periods to be agreed and the receipt thereof shall not constitute conditions precedent to the availability of the Facility; provided further, that any such foreign opinions shall be in form and substance reasonably acceptable to the Administrative Agent and shall opine in a customary manner on the enforceability of the applicable Loan Documents;

(e) receipt by the Administrative Agent of UCC financing statements (or similar foreign filings in respect of non-U.S. Loan Parties, as applicable) reasonably satisfactory to the Administrative Agent with respect to the Collateral for filing in the appropriate public filing office(s); provided, that such authorizations and written evidence for foreign Loan Parties (other than Canadian Loan Parties) shall be subject to post-closing periods to be agreed and the receipt thereof shall not constitute conditions precedent to the availability of the Facility; provided further, that the Administrative Agent shall make such filings only at the request of the Required Lenders;

(f) receipt by the Administrative Agent of one or more waivers or consents, as applicable, from the lenders, issuers, or other appropriate parties in respect of any other letter of credit facility or any other material agreement to which any Loan Party is a party which restricts or prohibits the Facility, the incurrence of indebtedness by the Borrowers or any Guarantor, the granting of any security interest in any Collateral hereunder, or any of the transactions contemplated hereby;

(g) the satisfaction of the conditions precedent set forth in Annex B-I to the ABL Term Sheet and the consummation of the transactions contemplated by the ABL credit agreement for the ABL Facility which shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers (the “ABL Credit Agreement”);

(h) substantially contemporaneous occurrence of the effective date under the plan of reorganization of the Parent and debtor affiliates in their chapter 11 cases confirmed by the United States Bankruptcy Court for the Southern District of Texas;

(i) substantially contemporaneous consummation of the scheme of arrangement of the Parent as approved by the Irish court;

(j) substantially contemporaneous consummation of the scheme of arrangement of the WIL-Bermuda as approved by the Bermuda court;

(k) Parent and its subsidiaries shall have no indebtedness for borrowed money outstanding or otherwise incurred, or outstanding letters of credit, other than in respect of (i) the Facilities, (ii) up to US$2,100,000,000 of unsecured notes issued pursuant to the Plan of Reorganization, (iii) up to US$415,000,000 of outstanding letters of credit, or existing reimbursement obligations under letters of credit, pursuant to bilateral and other facilities and (iv) as set forth on Schedule III attached hereto; and

(l) receipt by the Administrative Agent of such other documents, certificates, or instruments as the Administrative Agent, the Issuing Banks or the Required Lenders (or with respect to clauses (ii) and (iii), any Lender) may reasonably request, including, without limitation, (i) customary closing certificates in respect of the Loan Parties, (ii) to the extent requested at least seven business days prior to the Closing Date, all documentation and other information in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (iii) to the extent requested at least seven business days prior to the Closing Date, customary certificates regarding beneficial ownership or control in connection with applicable “beneficial ownership” rules and regulations in respect of each of the requested Loan Parties.

Conditions to each Credit Extension:	The issuance of each Letter of Credit or the amendment, extension or increase thereof (each, a “Credit Extension”) shall be conditioned upon:

(a) receipt by the Administrative Agent and the applicable Issuing Bank of a request (in a form reasonably satisfactory to the Administrative Agent and such Issuing Bank ) for such Credit Extension from a Borrower;

(b) the U.S. Dollar equivalent of the sum of the Credit Exposure at such time plus the U.S. Dollar equivalent of the amount of the requested Credit Extension shall not exceed the Commitment Amount at such time;

(c) any portion of such Credit Extension corresponding to the pro rata share of any Defaulting Lender (such term to be defined in the Credit Documentation) shall be fully cash collateralized or otherwise secured to the reasonable satisfaction of the applicable Issuing Bank;

(d) in the case of a Credit Extension to be denominated in an Alternate Currency, there shall not have occurred any adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the applicable Issuing Bank would make it impracticable for such Credit Extension to be denominated in the relevant Alternate Currency;

(e) the Credit Extension would not violate (i) any law, rule or regulation applicable to the applicable Issuing Bank, (ii) any order, decree, writ, judgment or award of any court, arbitral authority or other governmental or extragovernmental authority applicable to such Issuing Bank; or (iii) any policy of such Issuing Bank in effect at the time and generally applicable to letters of credit;

(f) the representations and warranties in the Credit Documentation shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof), at the time of and immediately after giving effect to the proposed Credit Extension;

(g) the absence of any default or event of default under the Credit Documentation, at the time of and immediately after giving effect to the proposed Credit Extension; and

(h) such other certificates, documents and other papers and information as such Issuing Bank may reasonably request including know-your-customer and beneficial ownership information with respect to restricted subsidiaries to whom Letters of Credit are being issued for the account of.

VII.     Documentation

The Credit Documentation shall contain representations, warranties, covenants, indemnities and events of default substantially identical to those set forth in the ABL Credit Agreement, with such changes as are (i) necessary to reflect the collateral priority differences between the two facilities and (ii) customary for letter of credit financings of this type, along with any other qualifications and exceptions to be agreed upon, and shall also include the following additional items:

Minimum Liquidity:	The Loan Parties shall maintain unrestricted cash and cash equivalents and Aggregate Excess Availability (as defined in the ABL Term Sheet) in an aggregate amount not less than $200 million.

Cross-default:	Cross-default to ABL Credit Agreement, the Unsecured Notes (as defined in the ABL Term Sheet) and any material hedging agreements (provided, that an event of default under any financial maintenance covenant included in the ABL Credit Agreement shall not constitute an event of default under the Facility unless the commitments under the ABL Credit Agreement have been terminated and all outstanding amounts thereunder have been declared immediately due and payable or the ABL Credit Agreement lenders have commenced any enforcement actions with respect to the Revolver Facility Priority Collateral).

Remedies:	Customary remedies for financings of this type, including, without limitation, declaring all or any portion of the obligations (contingent or otherwise) then outstanding due and payable immediately and, at the request of the Administrative Agent or the Required Lenders, requiring cash collateralization in U.S. Dollars of 100% of all outstanding Letters of Credit denominated in U.S. Dollars and 105% of the U.S. Dollar equivalent of all outstanding Letters of Credit denominated in Alternate Currencies (to the extent not already so cash collateralized), such cash collateral to be maintained at DB under the control of the Administrative Agent; exercising in respect of the Collateral any and all remedies of a secured party on default under applicable law; requiring the Loan Parties to use best efforts to cause the Issuing Banks to be released from their respective obligations under each Letter of Credit; terminating the Issuing Banks’ commitments to issue any subsequent Letters of Credit or any amendment, extension, or increase thereof; and exercising any and all other remedies available at law, in equity or otherwise, to secure, collect, enforce or satisfy any obligations of any of the Loan Parties under the Facility. In the case of any bankruptcy event, termination of Commitment Amount and amounts becoming due shall be automatic.

Assignments and Participations:	Each Lender shall be permitted to assign all or a portion of its Commitment Amount and rights under the Facility with the prior written consent, not to be unreasonably withheld, of the Borrowers, the Issuing Banks, and the Administrative Agent, provided that the consent of the Borrowers shall not be required if an event of default has occurred and is continuing and the Borrowers shall be deemed to have consented to any proposed assignment if the Borrowers fail to object within ten (10) business days. Subject to customary voting limitations, each Lender shall be permitted to sell participations in its rights and obligations under the Facility. Consent of any Borrower named as the Borrower representative in accordance with the credit agreement will be deemed to constitute the consent of all of the Borrowers.

Notwithstanding the preceding paragraph, the consent of the Borrowers (or Borrower representative) shall be required for any assignment or participation (i) to a person other than a U.S. Qualifying Lender except after the occurrence and during the continuance of an event of default or (ii) that could reasonably be expected to result in noncompliance with the Swiss non-bank rules or more than ten Lenders and participants therein that are not Swiss Qualifying Lenders except after the occurrence and during the continuance of an event of default.

Notwithstanding anything to the contrary herein, Barclays shall be permitted to assign all or a portion of its Commitment Amount to Barclays Bank Ireland PLC without the consent of any other party, provided that, at the time of any such assignment, Barclays Bank Ireland PLC shall be a U.S. Qualifying Lender.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of the Required Lenders, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) extensions of the Termination Date, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages or to release all or substantially all of the Collateral or the value of the guaranties. Approval of the Administrative Agent and the Issuing Banks shall also be required for any amendment or waiver increasing any of their obligations or reducing any of their rights.

Additional Costs; Capital Adequacy:	The Credit Documentation shall contain customary provisions (including, without limitation with respect to the Dodd—Frank Wall Street Reform and Consumer Protection Act and Basel III) protecting the Lenders and the Issuing Banks against increased costs or loss of yield, including, without limitation, with respect to reserves, illegality, unavailability, capital adequacy and liquidity and payments being made without offset, defense or counterclaim and free of any withholding or other taxes. Each demand for compensation for such increased costs or capital adequacy requirements shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded.

Expenses and Indemnification:	(a) The Borrowers shall pay all reasonable and documented out-of-pocket expenses of the Exit Facility Parties in connection with the preparation, negotiation, execution, delivery, syndication and administration of the Credit Documentation and any amendments, supplements, modifications, or waivers with respect thereto (including the reasonable and documented fees, disbursements and other charges of Simpson Thacher & Bartlett LLP and Goldberg Kohn Ltd. and, to the extent necessary, one local counsel in each applicable jurisdiction for all the Exit Facility Parties taken as a whole, and one additional local counsel in the event of any actual or perceived conflict of interest among the Exit Facility Parties (and, if necessary, one local counsel in each relevant jurisdiction) for each group of Exit Facility Parties that is subject to such conflict, in each case, whether or not any Letter of Credit is ever issued) and (b) the Loan Parties shall pay all reasonable and documented out-of-pocket expenses of each of the Secured Parties (including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and one counsel to the Lenders taken as a whole, and, to the extent necessary, one local counsel in each applicable jurisdiction for the Administrative Agent and one such counsel for all the Lenders taken as a whole, and one additional local counsel in the event of any actual or perceived conflict of interest among the Lenders (and, if necessary, one local counsel in each relevant jurisdiction) for each group of Lenders that is subject to such conflict, in each case, and, in connection with any Collateral consisting of real property, any mortgage recording taxes, mortgage filing fees, title insurance premiums, and other costs and expenses related thereto) in connection with the enforcement of the Credit Documentation, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Facility.

Each Secured Party (and its affiliates and their respective officers, directors, employees, advisors and agents) and each Exit Facility Party will be indemnified and held harmless against, any claim, loss, liability, damage, cost or related expense arising out of or in connection with the financing contemplated hereby or the use or the proposed use of the Letters of Credit, and to reimburse each indemnified person upon demand for any reasonable and documented out of pocket legal expenses including, to the extent necessary, one local counsel in each applicable jurisdiction, and in the event of any actual or perceived conflict of interest among the indemnified parties, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction) for each group of indemnified parties similarly situated that is subject to such conflict or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent found in a final, non-appealable judgment by a court of competent jurisdiction to have (i) arisen or resulted from the (A) gross negligence or willful misconduct of the indemnified persons or (B) a breach of the funding obligations of such indemnified person or any of such indemnified person’s affiliates under this Facility or (ii) have not resulted from an act or omission by the Loan Parties and have been brought by an indemnified person against any other indemnified person (other than any claims against the Secured Parties in their respective capacities or in fulfilling their respective roles as an Administrative Agent, Joint Lead Arranger or any similar role that might be undertaken in connection with the Facility).

QFC Stay Rules and E.U. Bail-In Provisions:	The Credit Documentation shall contain customary QFC Stay Rule and E.U. Bail-In provisions.

Governing Law and Forum:	State of New York.

DB’s Legal Counsel:	Simpson Thacher & Bartlett LLP

Schedule II

[REDACTED]

Schedule III

Existing Indebtedness for Borrowed Money

(see attached)

Schedule III

Existing Indebtedness for Borrowed Money

Obligor	Lender	Expiry Date	Facility Type	Outstanding Balance[2]
Weatherford Industria e Comericio Ltd.	Itau Unibanco S.A.	6/15/2020	Equipment Loan	Up to $317,372

2 Outstanding balance is as of October 31, 2019 and is shown in the U.S. Dollar equivalent of Brazilian Reals.

Exhibit B

TERM SHEET

This Term Sheet is part of the exit financing commitment letter, dated November 11, 2019 (the "Commitment Letter"), addressed to Weatherford International plc, a public limited company incorporated in the Republic of Ireland ("Parent") by Wells Fargo Bank, N.A. ("Wells Fargo"), Deutsche Bank Securities Inc. ("DBSI"), Deutsche Bank AG New York Branch ("DBNY"), and Deutsche Bank Trust Company Americas ("DBTCA" and together with DBSI and DBNY, "Deutsche Bank") and Barclays Bank PLC ("Barclays" and, together with Wells Fargo and Deutsche Bank, the "Commitment Parties") and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	Weatherford International Ltd., a Bermuda exempted company ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware"), Weatherford Oil Tool GmbH, a German private limited company, Weatherford Norge AS, a Norwegian limited company, Weatherford Products GmbH, a Swiss limited liability company, and those additional entities that, subject to customary KYC, beneficial ownership and similar compliance requirements of any Lender (as defined below), become Borrowers on or after the Closing Date (each, a "Borrower" and collectively, the "Borrowers").

Guarantors:

(i) The Parent, as a reorganized debtor upon emergence from Case No. 19-33694 filed under chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101, et. seq., the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court"), (ii) all of Parent's subsidiaries that are guarantors under the DIP Credit Agreement (as defined in the Second Amended Joint Prepackaged Plan of Reorganization for Weatherford International plc and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization")) and under the Prepetition Term Loan Agreement (as defined in the Plan of Reorganization), other than Weatherford Investments Holding B.V., and (iii) future material specified subsidiaries of the Parent that are organized in jurisdictions to be mutually agreed; subject to exceptions to be mutually agreed. For the avoidance of doubt, each Borrower shall guarantee the obligations of each other Borrower. The Guarantors, together with Borrowers, are each hereinafter known as a "Loan Party" and are collectively hereinafter known as the "Loan Parties". The Loan Parties that own any of the assets included in the Borrowing Base (as defined below) are hereinafter known as the "Borrowing Base Loan Parties". The Loan Parties and Borrowing Base Loan Parties incorporated or formed in a state of the United States or Washington DC are hereinafter known as the "Domestic Loan Parties" and the "Domestic Borrowing Base Loan Parties", respectively. The Loan Parties or Borrowing Base Loan Parties of a particular geographic jurisdiction, as applicable, are herein known as the "Canadian Loan Parties", the "Canadian Borrowing Base Loan Parties", the "BVI Loan Parties", the "BVI Borrowing Base Loan Parties", the "UK Loan Parties", the "UK Borrowing Base Loan Parties", the "German Loan Parties", the "German Borrowing Base Loan Parties", the "Swiss Loan Parties", the "Swiss Borrowing Base Loan Parties", the "Norwegian Loan Parties" and the "Norwegian Borrowing Base Loan Parties", as applicable. The Borrowing Base Loan Parties other than the BVI Borrowing Base Loan Parties are defined herein as the "Specified Borrowing Base Loan Parties". The Borrowing Base Loan Parties other than the Domestic Borrowing Base Loan Parties are defined herein as the "Foreign Borrowing Base Loan Parties" and the Loan Parties other than the Domestic Loan Parties are defined herein as the "Foreign Loan Parties".

All obligations of the Loan Parties and their respective restricted subsidiaries under the credit agreement and under any interest rate protection or other hedging arrangements entered into with, and under any cash management services (including, without limitation, direct debits, credit card programs, cash pooling, intra-day lines, overdraft facilities and treasury or depository services) provided by the Agent, any Joint Lead Arranger, any Lender (as each term is defined below) or any affiliate of any of the foregoing (in the case of interest rate protection, hedging arrangement and cash management services, for so long as such provider or its affiliate is a Lender) (collectively, the "Obligations"), will be guaranteed by the Guarantors.

One or more existing hedging agreements to be mutually agreed and set forth on schedule to the credit agreement may be deemed to be hedging agreements under the Facility.

The Facility documentation will include customary ECP provisions, including carve-outs and keepwell.

Lenders and Administrative Agent:

Wells Fargo, DBNY, Barclays and such other lenders (the "Lenders") as the Agent elects to include within the syndicate in consultation with Parent. Wells Fargo shall be the sole administrative agent and collateral agent for the Lenders (in such capacity, the "Agent").

Unless and until an Event of Default has occurred and is continuing, all Lenders shall be U.S. Qualifying Lenders. A "U.S. Qualifying Lender" means a person or entity that is entitled to receive, as of the Closing Date or upon becoming a party to the Loan Documents, payments of interest without the imposition of U.S. federal withholding tax (by statute or treaty) on payments of interest treated as being from sources within the United States for U.S. federal income tax purposes.

Unless and until an Event of Default has occurred and is continuing, there shall be no more than ten Lenders and participants that enter into a sub-participation that are not Swiss Qualifying Lenders (as defined below).

A "Swiss Qualifying Lender" means a person or entity that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss guidelines.

Facility:	A senior secured asset-based revolving credit/FILO loan facility (the "Facility") in an aggregate maximum credit amount ("Maximum Credit Amount") of $450,000,000 as of the Closing Date. Under the Facility, Lenders will provide Borrowers with a revolving credit facility (the "Revolver") and a first-in last-out loan facility (the "FILO").
Joint Lead Arrangers:	Wells Fargo, DBSI and Barclays
Joint Bookrunners:	Wells Fargo, DBSI and Barclays
Revolver:	Advances under the Revolver ("Advances") will be available up to a maximum amount outstanding at any one time of $400,000,000 (the "Maximum Revolver Amount"). In addition, the amount of Advances plus Letters of Credit issued under the Revolver shall not, at any time, exceed the Borrowing Base.
Borrowing Base:	(a) 90% of the amount of the Specified Borrowing Base Loan Parties' eligible billed accounts that are owing from account debtors that are rated investment grade, plus
(b) 85% of the amount of the Specified Borrowing Base Loan Parties' eligible billed accounts that are owing from account debtors other than those set forth in clause (a) above, plus
(c) the lesser of (i) 80% of the amount of the Specified Borrowing Base Loan Parties' eligible unbilled accounts, and (ii) the amount equal to 10% of the Borrowing Base (calculated without giving effect to this clause (c)(ii) or clause (e)(iii) or clause (f)(iii) below), plus

(d) the least of (i) 75% of the amount of BVI Borrowing Base Loan Parties' eligible billed accounts, aged less than 60 days past due, (ii) $40,000,000, and (iii) the amount equal to last 30 days of collections of the BVI Borrowing Base Loan Parties, plus
(e) the Specified Borrowing Base Loan Parties' (other than the Swiss Borrowing Base Loan Parties) inventory up to the least of the following: (i) 70% of the book value (calculated at lower of cost or market) of eligible inventory, (ii) 85% times the net orderly liquidation value of eligible inventory, and (iii) the amount equal to 25% of the Borrowing Base (calculated without giving effect to this clause (e)(iii) or clause (c)(ii) above or clause (f)(iii) below), plus
(f) the Domestic Borrowing Base Loan Parties' and Canadian Borrowing Base Loan Parties' rental tools up to the least of the following: (i) 65% of the book value (calculated at lower of cost or market) of eligible rental tools, (ii) 85% times the net orderly liquidation value of eligible rental tools, and (iii) the amount equal to 25% of the Borrowing Base, provided that the percentage set forth in this clause (f)(iii) shall be adjusted downward by .01 on the last day of each fiscal month after the Closing Date (commencing with the first full fiscal month after the Closing Date solely if the Closing Date occurs on or after the 16th day of the month in which the Closing Date occurs), for fifteen such fiscal month end periods, until such percentage is equal to 10% (such percentage in any event calculated without giving effect to this clause (f)(iii) or clauses (c)(ii) and (e)(iii) above), plus
(g) at the option of the Borrowers, the lesser of (i) 100% of unrestricted cash of a Loan Party held in one or more segregated restricted deposit accounts maintained in the United States with Agent, and in which Agent has a first priority perfected security interest and subject to a control agreement, which shall also provide that no Loan Party can withdraw funds from such deposit account (x) without providing prior written notice thereof to Agent together with an updated calculation of the amount of cash to be included in the Borrowing Base pursuant to this clause (g) after giving effect thereto or, (y) after the occurrence and during the continuance of a default or Event of Default, without the consent of Agent, and (ii) $50,000,000, minus
(h) in each case, applicable reserves.

Unless deemed reasonably necessary or advisable upon advice of foreign counsel in respect of one or more of the Foreign Loan Parties, there will be a single, combined Borrowing Base for the Domestic Borrowing Base Loan Parties, the Canadian Borrowing Base Loan Parties, BVI Borrowing Base Loan Parties and the UK Borrowing Base Loan Parties, and individual Borrowing Bases for each of Weatherford Oil Tool GmbH, a German private limited company, Weatherford Norge AS, a Norwegian limited company, and Weatherford Products GmbH, a Swiss limited liability company.
The initial categories of reserves against the Borrowing Base shall be mutually agreed. After the Closing Date, Agent reserves the right to establish or modify reserves against the Borrowing Base or the Maximum Credit Amount, acting in its Permitted Discretion (as defined below). If the establishment or increase in any such reserve would cause an overadvance, Agent shall notify Borrowers (which notice shall include a reasonably detailed description of such reserve being established) at least 2 business days prior to the date on which any such reserve is to be established or increased; provided that (A) no such prior notice shall be required for changes to any reserves resulting solely by virtue of mathematical calculations of the amount of the reserve in accordance with the methodology of calculation set forth in the credit agreement governing the Facility or previously utilized; (B) no such prior notice shall be required during the continuance of any Event of Default; (C) no such prior notice shall be required with respect to any reserve established in respect of any lien that has priority over Agent's liens on the Revolver Facility Priority Collateral; and (D) no Loans shall be made or Letters of Credit issued during such 2 business day period unless no overadvance is then in existence (after giving effect to the reserve being established). During such 2 business day period, Agent shall, if requested by the Borrowers, discuss any such reserve with the Borrowers and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such reserve no longer exists or exists in a manner that would result in the establishment of a lower reserve, in each case, in a manner and to the extent reasonably satisfactory to Agent in its Permitted Discretion. Notwithstanding anything to the contrary herein, (i) the amount of any such reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve and (ii) no reserves shall be duplicative of reserves already accounted for through eligibility criteria. “Permitted Discretion” means a determination made in the exercise of good faith and reasonable credit judgment (from the perspective of a secured asset-based lender).

FILO:

Advances under the FILO ("FILO Advances") and Letters of Credit provided under the FILO will be available up to a maximum amount outstanding at any one time of $50,000,000 (the "Maximum FILO Amount") and shall not exceed the FILO Availability Amount. In addition, the amount of Advances plus FILO Advances plus Letters of Credit issued under the Revolver plus Letters of Credit issued under the FILO shall not, at any time, exceed the Borrowing Base plus the FILO Borrowing Base (as defined below).

The "FILO Borrowing Base" shall be equal to the sum of the Specified Percentage multiplied by the value of each of the asset categories in clauses (a), (b), (c), (d), (e) and (f) of the definition of "Borrowing Base" above.

The "FILO Availability Amount" shall be equal to the lesser of the Maximum FILO Amount and the FILO Borrowing Base.

"Specified Percentage" means initially 10%; provided, that the Specified Percentage shall be permanently reduced by .005 on the last day of each fiscal quarter, commencing with the last day of the first full fiscal quarter after the Closing Date.

Loans and Letters of Credit under the Facility shall be advanced first as FILO Advances up to the FILO Availability Amount, and second as Advances and Letters of Credit under the Revolver.
Letter of Credit Subfacility:

Under the Facility, Borrowers (other than any Borrower formed or organized in Norway) will be entitled to request that Agent, DBNY, Barclays, and each other Lender that agrees to be an issuing bank issue letters of credit for the account of a Borrower (with such letters of credit being available to support obligations of any Loan Party or subsidiary), including standby and sight commercial letters of credit (each, a "Letter of Credit") for the account of the Parent or any of its restricted subsidiaries in an aggregate amount not to exceed $350,000,000 at any one time outstanding; provided that DBNY and Barclays shall only issue standby letters of credit. Letters of Credit shall be available in U.S. dollars and such additional currencies as may be agreed to by the applicable issuing bank. Certain existing letters of credit previously issued by any such issuing bank shall be deemed to be Letters of Credit issued under the Facility. The aggregate amount of outstanding Letters of Credit will be reserved against the credit availability created under the Borrowing Base, the FILO Borrowing Base, the Maximum FILO Amount and the Maximum Revolver Amount (as applicable and without duplication between the Revolver and the FILO).

Each Letter of Credit shall expire on or prior to the date that is 5 business days prior to the Maturity Date, with such expiration date as may be agreed to by the applicable issuing bank; provided that any Borrower may request, and an issuing bank may agree to issue, a Letter of Credit with an expiration date that is after the date that is 5 business days prior to the Maturity Date (including as a result of an automatic renewal of such Letter of Credit for any additional period that would end after the date that is 5 business days prior to the Maturity Date) (each, an "Extended Expiration Letter of Credit"). Any Extended Expiration Letter of Credit outstanding on or after the date that is 5 business days prior to the Maturity Date shall be cash collateralized in an amount equal to 103% of the face amount of such Letter of Credit (in the case of Letters of Credit payable in U.S. Dollars) and 105% of the face amount of such Letter of Credit (in the case of Letters of Credit payable in other currencies). Such cash collateralization shall be on terms reasonably acceptable to the applicable issuing bank.

One or more existing Letters of Credit to be mutually agreed and set forth on schedule to the credit agreement may be deemed to be Letters of Credit under the Facility.

A Letter of Credit shall be considered outstanding for purposes of the Facility if it has not yet been cancelled or if prior to cancellation a drawing was made that has not yet been honored or refused. If a Letter of Credit by its terms provides for any automatic increase in the amount available to be drawn thereunder, then for purposes of the Facility the outstanding amount of such Letter of Credit shall be deemed to include the amount of such increase even if it has not yet taken effect (and, accordingly, the amount of such increase shall be taken into account in computing the Credit Exposure, the unused Commitment Amount and fees).

Deutsche Bank L/C Facility:	The Parent will establish a new stand-alone letter of credit facility agented by DBTCA, providing for the issuance of performance letters of credit (the "Deutsche Bank L/C Facility") in an aggregate principal amount up to $200,000,000 and provided by DBNY, Barclays, Wells Fargo and any other lenders thereunder (the "Deutsche Bank L/C Facility Lenders"). The Deutsche Bank L/C Facility shall close and be made available to WIL-Bermuda and WIL-Delaware concurrently with the closing of the Facility.
Optional Prepayment:	The Advances and FILO Advances may be prepaid in whole or in part from time to time without penalty or premium. The Facility commitments may be reduced from time to time without penalty or premium, with such commitment reductions being allocated first to the Revolver and then to the FILO. The Facility may be prepaid and the commitments terminated in whole at any time upon three business days prior written notice. All prepayments shall be applied first to the outstanding amount of any Advances, second to cash collateralize outstanding Letters of Credit issued under the Revolver, third to the outstanding amount of any FILO Advances, and fourth to cash collateralize outstanding Letters of Credit issued under the FILO.

Mandatory Prepayments:	Customary for financings of this type, including, without limitation, prepayments in an amount equal to the amount by which the Advances plus the Letter of Credit usage of the Borrowers under the Revolver exceeds the Borrowing Base and by which the FILO Advances plus the Letter of Credit usage of the Borrowers under the FILO exceeds the FILO Availability Amount, unless such excess can be allocated under the Revolver.
Use of Proceeds:	To (i) refinance certain of the Prepetition A&R Claims and DIP Facility Claims (each as defined in the Plan of Reorganization) in connection with the Parent's and Borrowers' emergence from its chapter 11 cases, (ii) pay fees and expenses associated with the transactions contemplated hereby, and (iii) finance the ongoing general corporate needs of the Parent and its subsidiaries.
Fees and Interest Rates:	As set forth on Annex A-I.
Term:	Four and one half (4.5) years from the Closing Date ("Maturity Date").

Collateral:

The Obligations will be secured by (i) a first priority (subject to permitted liens) perfected security interest in the Loan Parties' interests in (a) all accounts and all amounts payable in respect of the sale, lease, assignment, license or other disposition of Inventory or services rendered or to be rendered (collectively, the "Accounts"); (b) all chattel paper and rights to payment evidenced thereby; (c) all inventory; (d) all assets constituting rental tools, whether inventory or equipment or otherwise (provided that the assets listed in this clause (d) shall be limited to those owned by the Domestic Borrowing Base Loan Parties and the Canadian Borrowing Base Loan Parties) (the "ABL Priority Rental Tool Assets"); (e) all cash (other than identifiable proceeds of Deutsche Bank L/C Facility Priority Collateral, as defined below); (f) all deposit accounts and securities accounts into which any proceeds of Accounts, inventory and other Revolver Facility Priority Collateral are deposited (including any funds or other property held in or on deposit therein); (g) all payment intangibles in respect of the items referred to in the previous clauses (a)-(f); (h) to the extent related to, substituted or exchanged for, evidencing, supporting or arising from any of the items referred to in the preceding clauses (a)-(g), all documents, letter of credit rights, instruments and rights to payment evidenced thereby, supporting obligations and books and records, including customer lists; (i) to the extent attributed or pertaining to any Revolver Facility Priority Collateral, all commercial tort claims; (j) all intercompany payables and other intercompany claims, business interruption insurance proceeds and tax refunds; and (k) all substitutions, replacements, accessions, products, or proceeds of any of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, or destruction of, or other involuntary conversion (including claims in respect of condemnation or expropriation) of any kind or nature of any or all of the foregoing (the "Revolver Facility Priority Collateral") and (ii) a second priority (subject to permitted liens) perfected security interest in substantially all of the Loan Parties' now owned and hereafter acquired property and assets that do not constitute Revolver Facility Priority Collateral, including, without limitation, (a) all cash constituting identifiable proceeds of sales of Deutsche Bank L/C Facility Priority Collateral and identifiable proceeds of insurance resulting from casualty of the Deutsche Bank L/C Facility Priority Collateral and any other identifiable awards or identifiable proceeds of the Deutsche Bank L/C Facility Priority Collateral, together with any deposit account or securities account designated under the Deutsche Bank L/C Facility to hold any such cash (and no other cash), (b) to the extent directly owned by the Loan Parties, all of the stock (or other ownership interests) of each Subsidiary of the Parent, (c) all machinery and equipment (other than the ABL Priority Rental Tool Assets) of the Loan Parties and real estate to be mutually agreed, and (d) all proceeds and products of any of the foregoing (the "Deutsche Bank L/C Facility Priority Collateral"), it being acknowledged that (A) the foregoing shall be subject to permitted liens, customary exceptions and other exceptions that are consistent with the exceptions provided in the Prepetition Term Loan Agreement (as defined in the Plan of Reorganization) and related collateral agreements, and (B) with respect to certain Deutsche Bank L/C Facility Priority Collateral, subject to the intercreditor agreement, Wells Fargo shall have a license allowing the use of intellectual property and customary access rights as may be reasonably necessary or desirable for the liquidation of the Revolver Facility Priority Collateral, in addition to the benefit of other customary intercreditor provisions relating to access and use of Deutsche Bank L/C Facility Priority Collateral. It is acknowledged and agreed that the Deutsche Bank L/C Facility Lenders shall be permitted to have a second priority perfected security interest in the Revolver Facility Priority Collateral, and the intercreditor agreement shall provide for each applicable group of first priority agent and lenders to waive any subrogation rights in respect of collateral in which they hold the second priority position, until such time as the priority obligations with respect thereto have been paid in full.

Notwithstanding the foregoing, (a) with respect to the assets of any Foreign Loan Party, such assets shall be excluded from the Collateral to the extent that the pledge thereof is not permitted by applicable local law, and (b) the Loan Parties that are not Borrowing Base Loan Parties shall not be required to enter into collateral documents governed by the laws of any country jurisdiction other than their own country jurisdictions of organization provided that (i) Loan Parties shall enter into equity pledges governed by the laws of the jurisdictions of their directly owned subsidiaries to the extent that such equity pledges were provided in connection with the Prepetition Term Loan Agreement (as defined in the Plan of Reorganization) or the DIP Credit Agreement (as defined in the Plan of Reorganization), (ii) upon request of Agent following the occurrence and during the continuance of a Cash Dominion Trigger Event, the non-Borrowing Base Loan Parties may be required to enter into collateral documents governed by the laws of a country jurisdiction other than their own country jurisdiction of organization in respect of Collateral in excess of an amount to be mutually agreed, and (iii) Loan Parties shall enter into deposit account control agreements and securities account control agreements (subject to exceptions and thresholds to be agreed) governed by the laws of the jurisdictions where such accounts are located.

Bank Products, Cash Management, Interest Rate Protection and Hedges:

The Domestic Loan Parties and the Canadian Loan Parties shall retain cash dominion unless (a) a Specified Event of Default (as defined in Annex A-1) exists or (b) Aggregate Excess Availability (as defined below) is less than the greater of (i) 15% of the Line Cap and (ii) $50,625,000 (any such event, a "Cash Dominion Trigger Event") for a period of five consecutive business days, at which time Agent may elect that collections shall be swept daily to an account of Agent and applied to the obligations under the Facility until the later of the date no Specified Event of Default exists and the Aggregate Excess Availability exceeds the greater of (i) 15% of the Line Cap and (ii) $50,625,000 for at least 30 consecutive calendar days. "Line Cap" means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount plus the then applicable FILO Availability Amount, and (b) the amount equal to the Borrowing Base plus the FILO Borrowing Base. "Aggregate Excess Availability" means, (a) the Line Cap, minus (b) the sum of the aggregate outstanding amount of Advances, unreimbursed drawings under Letters of Credit and the undrawn amount of all outstanding Letters of Credit under the Facility minus (c) the aggregate outstanding amount of FILO Advances.

Cash management and cash dominion in respect of the BVI, United Kingdom, German, Swiss and Norwegian countries are to be determined; provided that the collection accounts of any UK Borrowing Base Loan Party shall be subject to a fixed and floating charge under the applicable security agreements providing for the Agent to have full cash dominion, and such collections shall be swept on a bi-weekly basis to an account of Agent and applied to the outstanding Obligations (or applicable portion thereof) pursuant to blocked account (or equivalent) agreements. To the extent there are no Advances or FILO Advances outstanding and prior to a Cash Dominion Trigger Event, the Borrowers may direct the Agent to transfer amounts on deposit in such collection accounts.

Representations and Warranties:	The credit agreement governing the Facility will include the following representations and warranties with respect to the Loan Parties and their restricted subsidiaries (or, in the case of Patriot Act, OFAC, sanctions, anti-money laundering and anti-corruption laws, all subsidiaries) (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon): due organization and qualification; subsidiaries and investments; due authorization; due execution and delivery; enforceability; no default or event of default; financial statements; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits and labor matters; solvency; environmental condition; intellectual property; leases; deposit accounts and securities accounts; complete disclosure (including beneficial ownership certifications); material contracts; ERISA; the Investment Company of 1940 Act status; Patriot Act, OFAC, other anti-terrorism, sanctions, anti-money laundering and anti-corruption laws and regulations; indebtedness; payment of taxes; margin stock; Parent as a holding company (subject to carve-outs for ordinary course business operations in existence prior to the Closing Date); governmental regulation; Deutsche Bank L/C Facility documents and Unsecured Notes documents; eligible accounts; eligible inventory; eligible rental tools; location of inventory and rental tools; inventory and rental tool records, hedge agreements and those additional representations and warranties deemed reasonably necessary or advisable upon advice of foreign counsel in respect of the Foreign Loan Parties, the Revolver Facility Priority Collateral owned by such Loan Parties and the legal regimes of the applicable foreign countries to be mutually agreed.

Affirmative Covenants:	The credit agreement governing the Facility will include the following affirmative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their restricted subsidiaries (or, in the case of Patriot Act, OFAC, sanctions, anti-money laundering and anti-corruption laws, all subsidiaries): quarterly unaudited and annual audited financial statements of the Parent on a consolidated basis, reports, and certificates; accountant's letters, officers certificates and other information reasonably requested by the Agent, any issuing bank or any Lender; monthly collateral reporting (converting to weekly when a Specified Event of Default exists or Aggregate Excess Availability is less than the greater of (i) 20% of the Line Cap and (ii) $67,500,000 for a period of five consecutive business days, and continuing until the date that no Specified Event of Default exists and Aggregate Excess Availability exceeds the greater of 20% of the Line Cap and $67,500,000 for at least 30 consecutive calendar days); existence and material rights and privileges; maintenance of properties, collateral, insurance, books and records; notices of defaults, litigation and other material events; taxes; insurance; inspection; compliance with laws and material contractual obligations; environmental; disclosure updates; formation of subsidiaries; further assurances; lender calls; material contracts; employee benefits, location of inventory and rental tools; chief executive office; FCPA, Patriot Act, OFAC; sanctions; anti-corruption laws; anti-money laundering laws and regulations; use of proceeds; continued engagement of KPMG (or another "big four" accounting firm with experience in asset backed loan collateral valuations, or any other similar firm reasonably acceptable to Agent) to (i) calculate the Borrowing Base and provide supporting data for such calculation to Agent and (ii) assist Borrowers with the transition to the Agent's electronic reporting system ("ERS") for calculation of the Borrowing Base and providing supporting data, for the period from the Closing Date until the earlier of (a) six months thereafter and (b) Borrowers' successful transition to ERS in the reasonable determination of Agent; provided that this requirement is not intended to modify the section below on Field Exam and Valuation Examination Fees; additional guarantors; and those additional affirmative covenants deemed reasonably necessary or advisable upon advice of foreign counsel in respect of the Foreign Loan Parties, the Revolver Facility Priority Collateral owned by such Loan Parties and the legal regimes of the applicable foreign countries to be mutually agreed.

Negative Covenants:

The credit agreement governing the Facility will include negative covenants (certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) applicable to the Loan Parties and their restricted subsidiaries (or, in the case of use of proceeds, all subsidiaries) regarding the following: limitations on: indebtedness; liens (provided that letters of credit and LC equivalents issued under standalone facilities for ordinary course business purposes may be cash collateralized, provided that no such additional cash collateral shall be provided when a Cash Dominion Trigger Event has occurred and is continuing); fundamental changes; consolidation, merger and disposal of assets (including customary Delaware LLC division provisions); nature of business; prepayments (other than permitted prepayments subject to the provisions below) and amendments (including amendments to the financial covenant governing liquidity in the Deutsche Bank L/C Facility); change of control; restricted payments (including dividends and distributions, subject to the provisions below); accounting methods; investments (other than permitted acquisitions and investments subject to the provisions below); transactions with affiliates; use of proceeds; limitation on issuance of disqualified equity interests; Parent as a holding company (subject to carve-outs for ordinary course business operations in existence prior to the Closing Date); consignments; ERISA; inventory and rental tools with bailees and those additional negative covenants deemed reasonably necessary or advisable upon advice of foreign counsel in respect of the Foreign Loan Parties, the Revolver Facility Priority Collateral owned by such Loan Parties and the legal regimes of the applicable foreign countries to be mutually agreed.

Notwithstanding the foregoing, the credit agreement shall permit (a) the Loan Parties to make intercompany loans to (and receive repayments from), and make investments in, any other Loan Party (other than the Parent), (b) the Loan Parties (or subsets thereof) to make intercompany loans to (and receive repayments from), and make investments in, any non-Loan Party subsidiary (or subsets thereof, including unrestricted subsidiaries and non-wholly-owned restricted subsidiaries), subject to certain dollar baskets and other conditions to be mutually agreed, (c) the non-Loan Party subsidiaries to make intercompany loans to (and receive repayments from), and make investments in, any subsidiary (subject to certain dollar baskets and other conditions to be mutually agreed with respect to unrestricted subsidiaries and non-wholly-owned subsidiaries), and (d) customary trade transactions, customary operational asset transfers and customary cash management transfers, in each case made in the ordinary course of business and in accordance with historical practices prior to the commencement of the Chapter 11 Cases; provided that, in the case of any intercompany loan or investment made using assets of any Borrowing Base Loan Party of the type included in any Borrowing Base in excess of a net book value of $20,000,000 (other than cash and other than from one Borrowing Base Loan Party subject to the joint Borrowing Base to another Borrowing Base Loan Party subject to the joint Borrowing Base) between borrowing base determinations, the Borrowers shall promptly deliver an updated borrowing base certificate to Agent reflecting the removal of such assets from the Borrowing Base.

Optional Prepayments of Indebtedness, Permitted Acquisitions, Investments and Permitted Restricted Payments:

Optional prepayments of Indebtedness, Permitted Acquisitions, Investments and Restricted Payments to be permitted so long as the "Payment Conditions" (as defined below) are satisfied. The foregoing shall not prohibit ordinary course letter of credit reimbursement obligations under the Deutsche Bank L/C Facility.

"Payment Conditions" means, with respect to any making of an optional prepayment of Indebtedness, funding of a Permitted Acquisition or other Investments or making of a Restricted Payment (each a "Proposed Payment") each of the following conditions:

(a)       no default or Event of Default shall have occurred and be continuing or would result from the Proposed Payment;

(b)      (i) Aggregate Excess Availability (exclusive of any Availability created pursuant to clause (g) of the definition of Borrowing Base) at all times during the 30 consecutive days immediately preceding the date of such Proposed Payment, calculated on a pro forma basis as if such proposed payment was made on the first day of such period and immediately after giving effect to the Proposed Payment, is not less than the greater of (x) 25% of the Line Cap and (y) $84,375,000, or

(ii) (A) Aggregate Excess Availability (exclusive of any Availability created pursuant to clause (g) of the definition of Borrowing Base) at all times during the 30 consecutive days immediately preceding the date of such Proposed Payment, calculated on a pro forma basis as if such proposed payment was made on the first day of such period and immediately after giving effect to the Proposed Payment, is not less than the greater of (x) 20% of the Line Cap and (y) $67,500,000 and (B) the Fixed Charge Coverage Ratio for the 4 fiscal quarter period most recently ended prior to such Proposed Payment for which Agent has received financial statements of the Parent is at least 1.0 to 1.0 (calculated on a pro forma basis as if such Proposed Payment and the use of proceeds thereof was made on the last day of such 4 fiscal quarter period and, except with respect to the consideration paid for a Permitted Acquisition or other payment made for an Investment, constitutes a fixed charge),

(c)       Borrowers have delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) will be satisfied after giving effect to the Proposed Payment, and

(d)       in the case of Permitted Acquisitions, other terms and conditions customary for transactions of this type.

In addition, certain cash of Restricted Subsidiaries may be used for Optional Prepayments of Indebtedness, Permitted Acquisitions, Investments and Permitted Restricted Payments, subject to caps and/or other restrictions to be mutually agreed.

Financial Covenants:	Parent, on a consolidated basis, shall be required to maintain on a quarterly basis a Fixed Charge Coverage Ratio of at least 1.00 to 1.00, calculated for each 4 quarter period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof).
"Covenant Testing Period" means a period (a) commencing on the last day of the fiscal quarter most recently ended prior to a Covenant Trigger Event for which the Parent is required to deliver to Agent financial statements, and (b) continuing through and including the first day after such Covenant Trigger Event that Aggregate Excess Availability has equaled or exceeded the greater of (i) 15% of the Line Cap and (ii) $50,625,000 for 30 consecutive days.

"Covenant Trigger Event" means if at any time Aggregate Excess Availability is less than the greater of (i) 15% of the Line Cap and (ii) $50,625,000.

EBITDA and unfinanced capital expenditures for periods prior to the Closing Date shall be set forth in the Facility documentation in amounts to be mutually agreed, and Fixed Charges will be annualized and will include amounts accrued for or required to be paid during the applicable period.

Events of Default:	The credit agreement governing the Facility will include the following events of default for financings of this type applicable to the Loan Parties and their restricted subsidiaries (certain of which will be subject to materiality thresholds, exceptions and grace periods to be mutually agreed upon): non-payment of obligations; non-performance of covenants and obligations; material judgments; bankruptcy or insolvency of a material subsidiary; default on other material debt, including a cross event of default to the Deutsche Bank L/C Facility, the Unsecured Notes and material hedging agreements; breach of any representation or warranty; limitation or termination of any material guarantee with respect to the Facility; impairment of material security; employee benefits; actual or asserted invalidity or unenforceability of any Facility documentation or material liens securing obligations under the Facility documentation; and those additional events of default deemed reasonably necessary or advisable upon advice of foreign counsel in respect of the Foreign Loan Parties, the Revolver Facility Priority Collateral owned by such Loan Parties and the legal regimes of the applicable foreign countries to be mutually agreed.

Conditions Precedent to Closing:	Those conditions set forth on Annex B-I and those additional conditions deemed reasonably necessary or advisable upon advice of foreign counsel in respect of the Foreign Loan Parties, the Revolver Facility Priority Collateral owned by such Loan Parties and the legal regimes of the applicable foreign countries to be mutually agreed.
Assignments:

Each Lender shall be permitted to assign its rights and obligations under the Loan Documents, or any part thereof, to any person or entity with the consent of Agent and with the consent of the Borrowers (in each case, such consent not to be unreasonably withheld or conditioned); provided that no consent by the Borrowers shall be required for assignments (a) to another Lender, an affiliate of a Lender or an approved fund under common control with a Lender or (b) after the occurrence and during the continuance of an Event of Default; provided further that no consent shall be required for assignments by Barclays to Barclays Bank Ireland PLC so long as (i) Agent receives notice and customary documentation deliveries in connection therewith and (ii) at the time of any such assignment, Barclays Bank Ireland PLC is a U.S. Qualifying Lender. Subject to customary voting limitations, each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of the Borrowers. Consent of any Borrower named as the Borrower representative in accordance with the credit agreement will be deemed to constitute the consent of all Borrowers.

Notwithstanding the preceding paragraph, the consent of the Borrowers (or Borrower representative) shall be required for any assignment or participation (i) to a person other than a US Qualifying Lender except after the occurrence and during the continuance of an Event of Default or (ii) that could reasonably be expected to result in noncompliance with the Swiss non-bank rules or more than ten Lenders and participants therein that are not Swiss Qualifying Lenders except after the occurrence and during the continuance of an Event of Default.

QFC Stay Rules:	The Facility documentation shall contain customary QFC Stay Rule provisions.
E.U. Bail-In Provisions:	The Facility documentation shall contain customary E.U. Bail-In provisions.
Governing Law and Forum:	State of New York
Required Lenders:	Greater than 50%; provided that at least two unaffiliated lenders must be included in the vote. The Facility documentation shall contain FILO tranche voting provisions to be mutually agreed.
Counsel to Agent:	Goldberg Kohn Ltd.

Annex A-I

[REDACTED]

Annex B-I

The availability of the Facility is subject to the satisfaction of each of the following conditions precedent:

(a)                Delivery of Loan Documents duly executed by the Loan Parties (or applicable third parties as the case may be) including a credit agreement, security agreements, control agreements, pledge agreements, intercreditor agreement, and receipt of other documentation customary for transactions of this type including legal opinions, officers' certificates, instruments necessary to perfect the Agent's first priority (subject to permitted liens) security interest in the Revolver Facility Priority Collateral and second priority (subject to permitted liens) security interest in the Deutsche Bank L/C Facility Priority Collateral, and certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be (to the extent such certificates and endorsements can be delivered prior to the Closing Date after the exercise of commercially reasonable efforts), a customary borrowing notice, if applicable, and such other documentation reasonably required in connection with the issuance of any Letters of Credit on the Closing Date, and an updated borrowing base certificate, all in form and substance reasonably satisfactory to Agent; provided that such collateral documents for Foreign Loan Parties (other than Canadian Loan Parties) shall be subject to post-closing periods to be mutually agreed and the receipt thereof shall not constitute conditions precedent to the availability of the Facility; provided further that no asset shall be included in any Borrowing Base until such time as Agent has a first priority (subject to permitted liens) security interest in such asset and other customary deliveries required in connection therewith;

(b)                Evidence of substantially contemporaneous (i) cancellation of all commitments from, (ii) satisfaction in full of all indebtedness with respect to the Prepetition Revolving Credit Claims, the Prepetition Term Loan Claims, the Prepetition A&R Claims and the DIP Facility Claims (as each term is defined in the Plan of Reorganization), and (iii) termination of all existing liens in favor of the Prepetition Agents, the Prepetition Lenders, the DIP Agent and the DIP Lenders (as each term is defined in the Plan of Reorganization) and any other creditor with a lien on the Collateral (except for permitted liens) (subject to arrangements reasonably satisfactory to the Agent having been made for the applicable filings of terminations);

(c)                With respect to each Loan Party, receipt of evidence of corporate authority (including copies of governing documents certified as of a recent date by the appropriate governmental official to the extent available in the applicable jurisdiction or otherwise by a responsible officer) and, to the extent available in the applicable jurisdictions, certificates of status issued as of a recent date by the jurisdictions of organization of each Loan Party, all in form and substance reasonably satisfactory to Agent;

(d)                Completion of (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for the Loan Parties, (ii) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and (iii) customary certificates regarding beneficial ownership or control in connection with applicable "beneficial ownership" rules and regulations in respect of the Loan Parties, the results of each of which are satisfactory to each Lender;

(e)                After giving effect to the initial use of proceeds (including the payment of all cure payments and fees and expenses, including administrative and other expenses associated with the bankruptcy proceedings of the Parent), (a) minimum availability under the Facility at closing is not less than $150,000,000, and (b) minimum availability under the Facility plus unrestricted cash of the Loan Parties at closing (located in the United States, England, Canada, Norway, United Arab Emirates and Germany), is not less than $350,000,000;

(f)                 Receipt of all governmental and third party approvals (including shareholder approvals and other consents) necessary or, in the reasonable opinion of the Agent, advisable in connection with the Transactions, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions;

(g)                No default or Event of Default under the Loan Documents shall have occurred or shall result from the making of the loans and other extension of credit by the Lenders;

(h)                The representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Closing Date;

(i)                 The order confirming the Plan of Reorganization shall have become a Final Order (as defined in the Plan of Reorganization) (provided that solely for purposes of this clause (i), that certain appeal filed by GAMCO Asset Management Inc. in the United States District Court docketed as 4:19-cv-4324, (the "GAMCO Appeal") shall not prevent such order from becoming a Final Order to the extent such order would otherwise be a Final Order but for the GAMCO Appeal), and such order shall not have been amended, modified, vacated, stayed or reversed;

(j)                 The Irish Scheme of Arrangement (as defined in the Plan of Reorganization) has been approved by the High Court of Ireland, or such other structure as is reasonably acceptable to the Agent and has become effective in accordance with its terms or will become effective concurrently with effectiveness of the Plan of Reorganization, and the appointment of provisional liquidators has been approved and the implementation of a scheme of arrangement in Bermuda under section 99 of the Companies Act 1981 of Bermuda has been sanctioned by the Bermuda court, or such other structure as is reasonably acceptable to the Agent, and has become effective in accordance with its terms or will become effective concurrently with effectiveness of the Plan of Reorganization;

(k)                The conditions precedent to the confirmation of the Plan of Reorganization set forth in the Plan of Reorganization shall have occurred and the conditions precedent to the "effective date" set forth in the Plan of Reorganization shall have occurred; with respect to such conditions precedent to the confirmation of the Plan of Reorganization and effective date, the Parent shall have confirmed to Agent in writing that such conditions precedent have been satisfied or waived (in accordance with the Plan of Reorganization) and that the "effective date" has occurred. All other actions, documents and agreements necessary to implement the Plan of Reorganization shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(l)                 There shall be no adversary proceeding pending in the Bankruptcy Court, or litigation commenced outside of the bankruptcy proceedings that is not stayed pursuant to section 362 of the Bankruptcy Code, seeking to enjoin or prevent the financing or the transactions contemplated hereby;

(m)                Borrowers shall have (i) received commitments of at least $150,000,000 (or such lesser amount as may be agreed to by the Required Consenting Noteholders (as such term is defined in the Plan of Reorganization) under the Deutsche Bank L/C Facility on terms and conditions reasonably satisfactory to Agent, including a split-lien intercreditor agreement in form and substance reasonably satisfactory to Agent (the "Split Lien Intercreditor") and (ii) issued at least $1,500,000,000 of unsecured notes (the "Unsecured Notes") on the terms and conditions set forth in the Plan and the Restructuring Support Agreement; and

(n)               Consummation of the Transactions on or before December 31, 2019.